EXHIBIT 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE

Collegiate Pacific Issues Guidance for FY2005

Collegiate Pacific – January 5, 2004 — ( AMEX — BOO) today provided guidance for fiscal years 2004 (ending June 30) and 2005 ( commences July 1, 2004). These projections are based on the closings of the acquisitions of Tomark Sports and Kessler Team Sports which are now slated to close in Jan 2004 and March 2004 respectively.

A summary of historic and projected revenues, operating and net income is listed in the chart below. The 2003 earnings have been tax effected for comparitive purposes. All numbers stated are in millions.

	2003	2004	2005

Revenues	$21	$38	$76
Operating inc	.97	3.1	8.2
Tax rate	37%	37%	37%
Net inc	.57	1.8	5.0

EPS see note below

* Earnings Per Share Calculations — 2004/2005 — The calculation of weighted shares outstanding ranges from 6.5 million to 9.7 million depending on the number of the remaining 2.7 million publicly traded, outstanding warrants that may be converted, the share price of Collegiate Pacific’s’ common stock and the actual number of shares that could be issued in either or both acquisitions.

If the remaining warrants are converted and the Company receives the $13 million in new capital, it is anticipated that the application of these funds would enhance growth in revenues and earnings. Such increases have not been factored into these initial projections.

Fiscal Year 04 — Ending June 30, 2004

*	Revenues are forecasted at $38 million vs $21 million representing an 80% increase over FY03 results.

*	Operating income is forecasted to rise 220% to $3.1 million from $970,000 in FY2003

*	Net income is expected to rise to $1.8 million from $570,000 in FY2003 (tax effecting actual 2003 results)

*	Shareholder Equity — 2004 Shareholder equity is expected to rise from $13 million to $33 million as the result of the Tomark and Kessler acquisitions and will rise an additional $13 million if the Company’s remaining 2.7 million warrants are exercised.

Fiscal Year 05 Ending June 30, 2005

*	Revenues are forecasted to rise 100% to $76 million

*	Operating income is projected to rise 165% from $3.1 million to $8.2 million

*	Net income is projected at $5 million compared to $1.8 million

Michael Blumenfeld, CEO, said “ We remain pleased with current and projected operations and our entire system is excited about the future growth of our recently announced acquisitions. These initial forecasts do not include the anticipated benefits of consolidating Tomark and Kesslers nor do they include the marketing programs that each entity would share with each other and Collegiate Pacific. Once Tomark and Kesslers are settled in our system we will aggressively seek to acquire additional companies that meet our criteria. Much of the anticipated revenue growth from each acquired company is expected to center around our highest margin, proprietary products. We believe this will produce an accelerated level of profitability in future periods.

The addition of Tomark and Kesslers creates a new operating platform for Collegiate Pacific. To — be — acquired manufacturing companies can instantly leverage our vast network of 65,000 institutional customers. To — be — acquired marketing companies can leverage our enhanced stable of equipment and team uniform products. We ultimately foresee a highly efficient manufacturing / sourcing arm of the Company feeding a rapidly expanding sales and distribution division with high margin proprietary product as well as widely accepted team branded goods.

Collegiate Pacific is the nation’s fastest growing manufacturer and supplier of sports equipment primarily to the institutional markets. The Company now offers more than 4,200 products to approximately 65,000 existing customers.

Certain of the above statements contained in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The company has based these forward-looking statements on its current expectations and projections about future events, based on the information currently available to it. The forward-looking statements include statements relating to the company’s anticipated financial performance, business prospects, new developments, new strategies and similar matters. The following important factors, in addition to those described in the company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-KSB for the year ended June 30, 2003, especially in the Risk Factors and the Management’s Discussion and Analysis sections, and its Quarterly Reports on Form 10-QSB and its Current Reports on Form 8-K (each of which is available upon request from the company or on the company’s website, www.cpacsports.com, under the heading “Investors”) may affect the future results of the company and cause those results to differ materially from those expressed in the forward-looking statements, material adverse changes in the economic conditions in the Company’s markets, including as a result of terrorist attacks, competition from others, how much the Company may receive from the exercise of outstanding stock options and warrants, if anything, whether or not the Company consummates its deal with Tomark, Inc. or Kesslers Team Sports and the ability to obtain and retain key executives and employees. We disclaim any obligation to update these forward-looking statements.

For additional information contact Adam Blumenfeld at 972 243 8100